Filed Pursuant to Rule 424(b)(2)
Registration No. 333-141075

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities became effective under the Securities Act of 1933, as amended. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 3, 2009
Prospectus Supplement
(To Prospectus dated March 3, 2009)
$

Eli Lilly and Company
$     % Notes Due 2012
Interest payable on          and
$     % Notes Due 2014
Interest payable on           and
$     % Notes Due 2037
Interest payable May 15 and November 15
     % Notes — Issue price:     %

     % Notes — Issue price:     %

     % Notes — Issue price:     %

The     % notes will mature on          , 2012. The     % notes will mature on          , 2014. The     % notes will mature on          , 2037. However, we may redeem some or all of the notes at any time at the prices described under the heading “Description of the Notes — Optional Redemption.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Proceeds to
	Price to		Underwriting		Us (Before
	Public(1)		Discounts		Expenses)(1)

Per % Note		%		%		%
Total	$		$		$
Per % Note		%		%		%
Total	$		$		$
Per % Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2009.

The notes are not and will not be listed on any securities exchange.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about          , 2009, against payment in immediately available funds.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	UBS Investment Bank	Banc of America Securities LLC	Citi

          , 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any permitted free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus or the date of any such permitted free writing prospectus, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us. The second part, the accompanying prospectus, provides a more general description of the terms and conditions of the various debt securities we may offer under our registration statement, some of which does not apply to this offering or the notes.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference from a report or other document filed with the Securities and Exchange Commission (the “SEC”) after the date of the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or such information incorporated by reference, will supersede that information in the accompanying prospectus.

It is important for you to read and consider carefully all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering prior to making a decision to invest in the notes. See “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our” and “Eli Lilly” refer to Eli Lilly and Company and its consolidated subsidiaries.

OUR COMPANY

We were incorporated in 1901 in Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. We discover, develop, manufacture and sell products in one significant business segment — pharmaceutical products. We also have an animal health business segment, whose operations are not material to our financial statements. We manufacture and distribute our products through owned or leased facilities in the United States, Puerto Rico and 25 other countries. Our products are sold in approximately 135 countries.

Most of the products we sell today were discovered or developed by our own scientists and our success depends to a great extent on our ability to continue to discover and develop innovative new pharmaceutical products. We direct our research efforts primarily toward the search for products to prevent and treat human diseases. We also conduct research to find products to treat diseases in animals and to increase the efficiency of animal food production.

Our corporate offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, our telephone number is (317) 276-2000 and our website is www.lilly.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We expect to use a portion of the net proceeds from the sale of the notes (estimated at $      billion before estimated expenses of this offering) to repay commercial paper issued in connection with our acquisition of ImClone Systems Inc. on November 24, 2008 and to repay the $400 million resetable note due 2037. As of March 2, 2009, the weighted average interest rate of our commercial paper borrowings was 0.63% per annum and the weighted average maturity was approximately 54 days. The resetable note is priced semi-annually at six-month LIBOR plus a negotiated spread and as of March 2, 2009, bore interest at 4.1% per annum. Prior to such repayments, we may temporarily invest such net proceeds in marketable securities and short-term investments. We expect to use the remainder of the net proceeds from this offering for general corporate purposes.

DESCRIPTION OF THE NOTES

The following summary describes certain terms of the     % notes due 2012 (the “     % notes”), the     % notes due 2014 (the “     % notes”) and the     % notes due 2037 (the “     % notes”, and collectively with the     % notes and the     % notes, the “notes”), respectively, and supplements, and to the extent inconsistent replaces, the description of the general terms of the debt securities included in the accompanying prospectus. Each series of notes will be a single series of debt securities under an indenture, dated as of February 1, 1991 (the “indenture”), between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee. The following summary of the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the actual provisions of the notes and the indenture. As used in this section, unless otherwise indicated, all references to “we,” “us,” “our” and “Eli Lilly” refer only to Eli Lilly and Company and not to any of its subsidiaries.

General

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess of that amount.

The     % notes will be limited to $          aggregate principal amount and, except as contemplated below under “— Optional Redemption,” will mature on          , 2012. The     % notes will be limited to $     aggregate principal amount and, except as contemplated below under “— Optional Redemption,” will mature on          , 2014. The     % notes will be limited to $      aggregate principal amount and, except as contemplated below under ‘‘— Optional Redemption,” will mature on          , 2037. However, we may, without the consent of the holders of notes, issue additional debt securities having the same ranking, interest rate, maturity, redemption provisions and other terms as the notes of a particular series. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of debt securities under the indenture.

We will pay interest on the     % notes at a rate of     % per annum semi-annually in arrears on          and          of each year, commencing on          , 2009, to the persons in whose names such notes are registered at the close of business on          or          , respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. We will pay interest on the     % notes at a rate of     % per annum semi-annually in arrears on           and           of each year, commencing on          , 2009, to the persons in whose names such notes are registered at the close of business on           or           , respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. We will pay interest on the     % notes at a rate of     % per annum semi-annually in arrears on May 15 and November 15 of each year, commencing on          , 2009, to the persons in whose names such notes are registered at the close of business on May 1 or November 1, respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest payments for the notes will include accrued interest from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the interest payment date or the stated maturity date or the date of earlier redemption, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a business day, we will make the required interest payment on the next business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the stated maturity date or the date of earlier redemption, as the case may be (the “maturity date”), of the notes falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption

At our option, we may redeem the notes of either or both series, in whole or in part, at any time or from time to time. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of unpaid interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 0. % (or basis points) with respect to the % notes, 0. % (or basis points) with respect to the % notes and 0. % (or basis points) with respect to the % notes;

plus, in each case, unpaid interest accrued on such notes to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price.

“Treasury Rate” means, with respect to any redemption date for the notes of a particular series, the rate per annum equal to the semi–annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, for the notes of a particular series, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of such notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date and the notes of a particular series to be redeemed, (A) if the trustee obtains five or more Reference Treasury Dealer Quotations for such redemption date and notes, the average of such Reference Treasury Dealer Quotations after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (B) if the trustee obtains fewer than five but more than one Reference Treasury Dealer Quotation(s), the average of such Reference Treasury Dealer Quotations, or (C) if the trustee obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means (A) Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date and the notes of a particular series to be redeemed, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of the notes of the particular series to be redeemed on that date. If fewer than all of the notes of such series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund provisions.

Book-Entry Notes

The Depository Trust Company

Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, each series of notes will be represented by one or more fully registered global notes.

Each global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), a securities depositary, and will be registered in the name of DTC’s nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Thus, DTC will be the only owner and sole registered holder of the notes for purposes of the indenture.

The registration of the global notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

Purchasers of notes in the United States may hold interests in the global notes only through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries — such as banks, brokerage houses and other institutions that maintain securities accounts for customers — that have accounts with DTC or its nominee (“participants”). Purchasers of notes in Europe can hold interests in the global notes only through Clearstream Banking, société anonyme (“Clearstream”), or through Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in these systems or indirectly through organizations that are participants in these systems.

Because DTC or its nominee will be the only registered holder of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. For information on how accounts of ownership of notes held through DTC are recorded, please refer to “Description of Debt Securities — Global Securities” in the accompanying prospectus.

None of us, the trustee or any of our or their agents will be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC’s records or any participant’s records relating to book-entry notes. In addition, none of us, the trustee or any of our or their agents will be responsible or liable for payments made on account of the book-entry notes.

In this prospectus supplement, unless and until notes in definitive form are issued to the beneficial owners as described below, all references to “holders” of notes shall mean DTC or its nominee. We, the trustee and any paying agent, transfer agent or registrar may treat DTC or its nominee as the only owner and sole registered holder of the notes for all purposes.

We will make all payments of principal of and premium, if any, and interest on our notes to DTC or its nominee by wire transfer. We will send all required reports and notices solely to DTC or its nominee as long as DTC or its nominee is the sole registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all payments, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

Similarly, we and the trustee will accept notices and directions solely from DTC or its nominee. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised us that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

Notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

Book-entry notes may be more difficult to pledge because of the lack of physical notes. Beneficial owners may experience delays in receiving payments in respect of their notes since such payments will initially be made to DTC and must then be transferred through the chain of intermediaries to each beneficial owner’s account.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include underwriters, including the underwriters in this offering, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream Banking, société anonyme

Clearstream was incorporated as a limited liability company under Luxembourg law and is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Clearstream customers may include the underwriters in this offering. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Payments with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear Bank S.A./N.V.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is a Belgian bank that is regulated and examined by the Belgian Banking Commission. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering. Indirect access to

Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”) govern securities clearance accounts and cash accounts with Euroclear. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Payments with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by Euroclear.

The foregoing information about DTC, Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC’s rules, and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC’s rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be revised or discontinued at any time.

Payments

We will make all payments of principal of and premium, if any, and interest on book-entry notes to DTC or its nominee. Upon receipt of any such payment, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants’ respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Payments on book-entry notes held beneficially through Clearstream or Euroclear will be credited to their respective participants in accordance with their respective rules and procedures, to the extent received by their respective U.S. depositaries.

Definitive Notes and Paying Agents

Under the circumstances described in the last paragraph under “Description of Debt Securities — Global Securities” of the accompanying prospectus, the beneficial owners will be notified through the chain of intermediaries that definitive notes are available. Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery of notes in definitive form equal in principal amount to their beneficial interest and (2) to have notes in definitive form registered in their names. The notes in definitive form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of that amount. Notes in definitive form will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the notes in definitive form will be recognized as the “holders” of the notes under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to us and the trustee such securities or indemnity and such evidence of ownership as we and the trustee may require.

In the event that notes in definitive form are issued, the holders of such notes will be able to receive payments of principal of and premium, if any, and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payments due on the maturity date of a note in definitive form may be made only against presentation and surrender of such note to one of our paying agents. We may make payments due on an interest payment date for a note in definitive form by mailing a check to the address of the holder of such note appearing in the register of note holders maintained by the registrar. Our paying agent in the Borough of Manhattan is currently the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, 27th Floor, New York, New York 10005.

In the event that notes in definitive form are issued, the holders of such notes will be able to transfer their notes, in whole or in part, by surrendering such notes for registration of transfer at the office of Deutsche Bank Trust Company Americas, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the registrar. A form of such instrument of transfer will be obtainable at the offices of Deutsche Bank Trust Company Americas. Upon surrender, we will execute, and the trustee will authenticate and deliver, new notes of the same series and like tenor and terms to the designated transferee in the principal amount being transferred, and a new note of the same series and like tenor and terms for any principal amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of the acquisition, ownership and disposition of notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to initial holders that purchase notes upon original issuance at the initial offering price and that hold notes as capital assets. This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences that may be important to particular holders in light of their individual circumstances. Such holders may include banks and other financial institutions, real estate investment trusts, regulated investment companies, partnerships or other pass through entities, insurance companies, tax-exempt entities, dealers in securities, certain former citizens or former long-term residents of the United States, persons holding the notes as part of a hedging or conversion transaction or a straddle or U.S. Holders that have a functional currency other than the U.S. dollar.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation (including any entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State thereof, including the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts which were in existence on August 20, 1996 and were treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This discussion does not specifically address the tax consequences to Non-U.S. Holders that are or would be subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holders. In addition, this discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular beneficial owner.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships and partners in such partnerships should consult their own tax advisors.

Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

It is expected and the following discussion assumes that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is actually or constructively received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash and the fair market value of other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income, and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the note were held for more than one year on the date of such sale, exchange, redemption, retirement at maturity or other taxable disposition. Long-term capital gains of noncorporate taxpayers generally are taxed at a lower maximum marginal tax rate than that applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-corporate U.S. Holders generally will be required to supply a social security number or other taxpayer identification number along with certain certifications under penalties of perjury in order to avoid backup withholding with respect to interest paid on a note and the proceeds of a sale or other disposition of a note. In addition, such payments generally will be subject to information reporting. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

U.S. Federal Taxation of Non-U.S. Holders

General

Payments of interest on notes to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, except as described below under “— Backup Withholding and Information Reporting,” provided that (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (c) the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, through stock ownership, and (d) either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a “U.S. person,” as defined in the Code, and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder or a qualified intermediary and furnishes a copy thereof. In the case of notes held by a foreign partnership, certifications must be provided by the partners rather than the partnership. If interest paid on the notes is not eligible for the exemption from withholding described earlier in this paragraph, a Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on notes would be subject to a reduced rate of or exemption from withholding tax, provided a properly executed IRS Form W-8BEN is furnished to the withholding agent (or other permitted documentation is furnished to a qualified intermediary).

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, except as described below under “— Backup Withholding and Information Reporting,” with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition and certain other conditions are met.

Notes held at the time of death by an individual who is not a citizen or resident of the United States will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and income on the notes is not effectively connected with the conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments on a note made by us or a paying agent to a Non-U.S. Holder if the certification described above under “— General” is received. Backup withholding generally will not apply if a foreign office of a broker pays the proceeds of the sale of a note. Information reporting will, and backup withholding may, apply, however, to a payment by or through a foreign office of a custodian, nominee, agent or broker that is, for U.S. federal income tax purposes, a U.S. person, a “controlled foreign corporation,” a foreign partnership that at any time during its taxable year is owned by one or more U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or a foreign person that has certain connections with the United States, unless such custodian, nominee, agent or broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Copies of the information returns reporting such payments may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Payment by a U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge to the contrary or the holder otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is timely furnished to the IRS.

UNDERWRITING

Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and UBS Securities LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes of each series set forth opposite such underwriter’s name.

	Principal Amount	Principal Amount	Principal Amount
Underwriter	of % Notes	of % Notes	of % Notes

Credit Suisse Securities (USA) LLC	$	$	$
Deutsche Bank Securities Inc.
UBS Securities LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.

Total	$	$	$

The underwriting agreement provides that obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters may offer some of the notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the respective public offering price less a concession not to exceed     % of the principal amount, in the case of the     % notes,     % of the principal amount, in the case of the     % notes, and     % of the principal amount, in the case of the     % notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount, in the case of the     % notes,     % of the principal amount, in the case of the     % notes, and     % of the principal amount, in the case of the     % notes, on sales to other dealers. After the initial offering of the notes of a particular series to the public, the representatives may change the related public offering price and concession.

The following table shows the underwriting discounts and commissions that we have agreed to pay to the underwriters in connection with this offering.

As a
Percentage of
	Principal Amount	Dollar Amount

Per % note	%	$
Per % note	%	$
Per % note	%	$

Total		$

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a particular series in excess of the principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes of a particular series in the open market after the distribution of such notes has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes of a particular series made for the purpose of preventing or retarding a decline in the market price of the notes of such series while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our expenses for this offering, not including the underwriting discount, will be $     .

The notes are being offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers and sales.

Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated of distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in investment and commercial banking transactions and investment advisory services with us and our affiliates for which they have received and will receive customary compensation.

Deutsche Bank Trust Company Americas, the trustee, is an affiliate of one of the underwriters.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Sidley Austin LLP, New York, New York. Davis Polk & Wardwell, New York, New York, will pass on certain legal matters for the underwriters. Sidley Austin LLP and Davis Polk & Wardwell will rely on the opinion of Bronwen Mantlo, our Associate General Counsel, with respect to matters of Indiana law.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Eli Lilly and Company

Debt Securities

You should read the prospectus supplement and this prospectus carefully before you invest.

This prospectus describes the debt securities that we may issue and sell at various times.

Our prospectus supplements will contain the specific terms of each series.

We may sell the debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” on page 2 of this prospectus.

The date of this prospectus is March 3, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Documents Incorporated by Reference into this Prospectus” in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about our company and the debt securities offered under this prospectus. The registration statement and exhibits can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

ELI LILLY AND COMPANY

We were incorporated in 1901 in Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. We discover, develop, manufacture and sell products in one significant business segment — pharmaceutical products. We also have an animal health business segment, whose operations are not material to our financial statements. We manufacture and distribute our products through owned or leased facilities in the United States, Puerto Rico and 25 other countries. Our products are sold in approximately 135 countries.

Most of the products we sell today were discovered or developed by our own scientists, and our success depends to a great extent on our ability to continue to discover and develop innovative new pharmaceutical products. We direct our research efforts primarily toward the search for products to prevent and treat human diseases. We also conduct research to find products to treat diseases in animals and to increase the efficiency of animal food production.

Our corporate offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and our telephone number is (317) 276-2000 and our website is http://www.lilly.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

Our ratio of earnings (loss) to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of Earnings (Loss) to Fixed Charges(1)	N/A(2)	12.7	10.6	11.5	18.4

(1)	The ratio of earnings (loss) to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income/(loss) from continuing operations plus fixed charges; and “fixed charges” consists of interest costs, both expensed and capitalized (including amortization of debt discounts and deferred loan costs), and the interest component of rent expense.

(2)	Fixed charges exceeded our earnings by $1,079,300,000 for the year ended December 31, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our SEC filings are available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009; and

•	our current reports on Form 8-K/A filed with the SEC on January 12, 2009 and on Form 8-K filed with the SEC on February 5, 2009 and February 18, 2009.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the filing of the registration statement and until we have sold all of the debt securities to which this prospectus relates or any particular offering of debt securities is otherwise terminated. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Shareholder Services Department
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Tel.: (317) 276-2000

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any permitted free writing prospectuses we have authorized for use with respect to this offering. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included and incorporated by reference in this prospectus and other written and oral statements made from time to time by us contain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing our expectations, beliefs, estimates, forecasts, projections and assumptions about the future. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast” and similar words or expressions. Forward-looking statements are only predictions. Our forward-looking statements generally relate to our strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that actual events or results may differ materially as a result of a variety of risks and uncertainties, known and unknown, and other factors facing our company. It is not possible to foresee or identify all factors affecting our forward-looking statements; therefore, investors should not consider any list of factors affecting our forward-looking statements to be an exhaustive statement of all risks or uncertainties.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue our debt securities from time to time in one or more series. The debt securities are to be issued under an indenture dated February 1, 1991, between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.) as trustee. The indenture does not limit the aggregate principal amount of the debt securities that may be issued under the indenture. The indenture is an exhibit to the registration statement of which this prospectus is a part. The indenture incorporates our standard multiple-series indenture provisions as Annex A to the Indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. The following information summarizes the material terms of the debt securities as described in the indenture and the standard multiple-series indenture provisions. The indenture is subject to and governed by the Trust Indenture Act of 1939.

We will summarize in an accompanying prospectus supplement the particular terms of the debt securities, any modifications of or additions to the general terms of the debt securities and any applicable material federal income tax considerations. Accordingly, please read both the accompanying prospectus supplement and this prospectus for a summary of the terms of the debt securities of any particular series. However, such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the actual provisions of the indenture and the debt securities.

For purposes of this summary, the terms “Eli Lilly and Company,” “we,” “us” and “our” refer only to Eli Lilly and Company and not to any of its subsidiaries, unless we specify otherwise.

General

The debt securities will be unsecured general obligations of our company. The indebtedness represented by the debt securities will rank equal to all other unsecured and unsubordinated indebtedness of our company. The debt securities may be issued in one or more series. Also, a single series may be issued at various times with different maturity dates and different interest rates. One or more series of debt securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“original issue discount securities”) will be sold at a discount below their stated principal amount. This discount may be substantial. We will provide information regarding material federal income tax consequences and other special considerations applicable to any original issue discount securities in an accompanying prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of or premium, or interest on any series of debt securities is payable in a foreign currency or currencies, we will include in the accompanying prospectus supplement information on the restrictions, elections, material federal income tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies.

A prospectus supplement relating to a series of debt securities will include certain specific terms, including some or all of the following:

•	the title;

•	the aggregate principal amount and any limit thereon;

•	the price or prices at which such debt securities will be sold;

•	the date or dates on which or periods during which such debt securities may be issued;

•	the date or dates on which the principal, and premium, if any, is payable or the method of determining the date or dates;

•	the method by which principal and premium, if any, will be determined;

•	if interest bearing:

• the interest rate;

• the method by which the interest rate will be determined;

• the date from which interest will accrue;

• interest payment dates; and

• the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal, premium, if any, and interest, if any, shall be payable;

•	if the series of debt securities may be redeemed in whole or in part, at our option, the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem such debt securities;

•	the denominations, if other than $2,000, in which any registered securities of the series shall be issuable;

•	the denominations, if other than $5,000, in which any bearer securities of the series shall be issuable;

•	if issued as original issue discount securities:

•	the amount of discount; and

•	material federal income tax consequences and other special considerations applicable to original issue discount securities;

•	whether such debt securities will be issued as registered securities or bearer securities or both, and, if bearer securities are issued:

•	whether such bearer securities are also to be issued as registered securities; and

•	the manner in which the bearer securities are to be dated;

•	provisions for payment of additional amounts, if any, and whether we will have the option to redeem such debt securities rather than pay the additional amounts and the terms of that option;

•	the index, if any, used to determine the amount of principal, premium, if any, or interest, if any;

•	if denominated or payable in a foreign currency:

•	the currency or currencies of denomination;

•	the designation of the currency or currencies in which payment of principal, premium, if any, and interest, if any, will be made; and

•	the designation of the original currency determination agent, if any;

•	whether we will use a global security, the name of the depositary for the global security and, if such debt securities are issuable only as registered securities, the terms, if any, upon which interests in the global security may be exchanged for definitive debt securities;

•	the extent to which, or the manner in which, any interest payable on any such debt security in temporary global form on an interest payment date will be paid and the extent to which, or the manner in which, any interest payable on any such debt security in permanent global form on an interest payment date will be paid;

•	if less than the principal amount thereof, the portion of the principal amount of such debt securities payable upon declaration of acceleration of their maturity;

•	the provisions, if any, relating to the cancellation and satisfaction of the indenture or certain covenants of the indenture prior to the maturity of the debt securities;

•	any deletions, modifications of or additions to the events of default in the indenture; and

•	any other terms or conditions not specified in the indenture. Any such other terms must not conflict with the requirements of the Trust Indenture Act, and the provisions of the indenture and must not adversely affect the rights of the holders of any other series of debt securities then outstanding.

We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a resolution of our board of directors or any duly authorized committee of our board of directors or pursuant to a supplemental indenture. All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and date from which interest shall accrue. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

We may issue the debt securities as registered securities, bearer securities or both. We may issue the debt securities in whole or in part in the form of one or more global securities. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or global securities. The prospectus supplement relating to a series of debt securities denominated in a foreign currency will specify the denomination thereof.

If we issue bearer securities, we will describe the limitations on the issuance of the bearer securities as well as certain material federal income tax consequences and other special considerations applicable to bearer securities in an applicable prospectus supplement.

Exchange, Registration and Transfer

A holder of debt securities in bearer form may, upon written request in accordance with the terms of the indenture, exchange the bearer securities for (1) registered securities (with all unmatured coupons, except as provided below) of any series, with the same interest rate and maturity date (if the debt securities of such series are to be issued as registered securities) or (2) bearer securities (if bearer securities of such series are to be issued in more than one denomination) of the same series with the same interest rate and maturity date. However, no bearer security will be delivered in or to the United States, and registered securities of any series (other than a global security, except as set forth below) will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders bearer securities between a record date and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered securities may not be exchanged for bearer securities.

Bearer or registered securities may be presented for exchange, and registered securities, other than a global security, may be presented for transfer, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as provided in the indenture. The transfer or exchange will be completed upon the transfer agent or the security registrar’s satisfaction with the documents of title and identity of the person making the request. Bearer securities, and the coupons, if any, relating to the bearer securities, shall be transferred by delivery of the bearer securities.

Global Securities

We may issue debt securities of a series in whole or in part in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the depositary named in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form. Global securities may be issued in either temporary or permanent form. Unless and until the global security is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary (or its nominee) for such global security. If transferred in whole, the following are types of transfers which are allowed for global securities:

•	the depositary may transfer the global security to a nominee of that depositary; or

•	a nominee of the depositary may transfer the global security to the depositary or another nominee of that depositary; or

•	the depositary or any nominee of that depositary may transfer the global security to a successor depositary or a nominee of that successor depositary.

The specific terms of the depository arrangement with respect to any debt securities of a series will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participant institutions that have accounts with the depositary. We or the underwriters, if the debt securities were sold by underwriters, shall designate the accounts to be credited. We will limit ownership of beneficial interests in a global security to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on records maintained by the depositary. The transfer of the ownership of the global security will be effected only through the records maintained by the depositary. The laws of some states require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the owner of the global security, that depositary or nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security (1) will not be entitled to have debt securities of the series represented by the global security registered in their names, (2) will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form, and (3) will not be considered the owners or holders thereof under the indenture governing the debt securities.

Subject to certain limitations on the issuance of bearer securities which will be described in the applicable prospectus supplement, payments of principal of, premium, if any, and interest, if any, on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the registered owner or the holder of the global security representing those debt securities. None of us, the applicable trustee, any paying agent or the applicable security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. There may be restrictions on receipt by owners of beneficial interests in a temporary global security of payments in respect of such temporary global security. We will describe any such restrictions in the applicable prospectus supplement.

If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary, or is ineligible to act as depositary, and we do not appoint a successor depositary within ninety days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. If we decide not to have any debt securities of a series represented by a global security, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing such debt securities. Further, if we so provide with respect to the debt securities of a series, each person specified by the depositary of the global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, each person so specified by the depositary of the global security will be entitled to physical delivery in definitive form of debt securities of the series represented by the global security equal in principal amount to the person’s beneficial interest in the global security. Debt securities of that series so issued in definitive form will be issued (1) as registered securities if the debt securities of that series are to be issued as registered securities, (2) as bearer securities if the debt securities of that series are to be issued as bearer securities or (3) as either registered securities or bearer securities, if the debt securities of that series are to be issued in either form. A description of certain restrictions on the issuance of a bearer security in definitive form in exchange for an interest in a global security will, if applicable, be contained in the applicable prospectus supplement.

Payment and Paying Agents

Bearer Securities

We will pay the principal, interest and premium, if any, on bearer securities in the currency or currency unit designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. At the option of a holder, we will make such payment by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. We will make no payment with respect to any bearer security:

•	at the principal corporate trust office of the trustee or any other paying agency maintained by us in the United States by transfer to an account with a bank located in the United States; or

•	by check mailed to an address in the United States.

However, we may pay principal, interest, and premium, if any, on bearer securities in U.S. dollars at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Registered Securities

Unless otherwise set forth in the applicable prospectus supplement,

•	we will pay the principal and premium, if any, on registered securities in the designated currency or currency unit against surrender of such registered securities at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York,

•	we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for such interest, and

•	we will pay any installment of interest, at our option, (1) at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York or (2) by a check in the designated currency or currency unit mailed to each holder of a registered security at such holder’s registered address.

We will name in the prospectus supplement the paying agents, if any, outside the United States initially appointed by us for a series of debt securities. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments with respect to registered securities. We will also maintain at least one paying agent in a city in Europe so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange. However, so long as any series of debt securities is listed on the London Stock Exchange, the Irish Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, for those series of debt securities.

All moneys we pay to the trustee or a paying agent for the payment of principal of or premium, if any, or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security entitled to receive such payment will thereafter look only to us for payment thereof.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the current trustee under the indenture. The trustee shall, prior to the occurrence of any event of default with respect to the debt securities of any series and after the curing or waiving of all events of default with respect to such series which have occurred, perform only such duties as are specifically set forth in such indenture. During the existence of any event of default with respect to the debt securities of any series, the trustee shall exercise such of the rights and powers vested in it under the indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The trustee may acquire and hold debt securities and, subject to certain conditions, otherwise deal with us as if it were not trustee under the indenture.

The trustee and its affiliates have in the past provided, and may from time to time in the future provide, trustee, commercial banking, investment banking and other services to us in the ordinary course of their respective businesses for which they have received, and will receive, customary compensation.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under the indenture by one or more supplemental indentures, to add covenants and to provide for security for the debt securities.

With the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of any series at the time outstanding, we and the trustee may execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture with respect to the debt securities of such series or modifying in any manner the rights of the holders of the debt securities of such series. However, without the consent of the holder of each debt security of such series, we and the trustee may not (1) extend the fixed maturity, or the earlier optional date of maturity, if any, of any debt security of such series, (2) reduce the principal amount of any debt security of such series, (3) reduce the premium of any debt security of such series, if any, (4) reduce the rate or extend the time of payment of interest, if any, of any debt security of such series, (5) make the principal thereof or premium, if any, or interest, if any, of any debt security of such series payable in any currency other than as provided therein or pursuant to the indenture, or (6) reduce the percentage of debt securities of such series, the holders of which are required to consent to any such supplemental indenture.

Certain Covenants of Debt Securities

The indenture contains, among other things, the following covenants:

Limitation on Liens.  We will not, and will not permit any of our subsidiaries to, create, assume or suffer to exist any lien on restricted property to secure any of our debt, any debt of any of our subsidiaries or any debt of any other person unless we also secure the debt securities of any series having the benefit of this covenant by a lien equally and ratably with such other debt for so long as such other debt shall be so secured. The indenture contains the following exceptions to the foregoing prohibition:

(1) liens existing on property owned or leased by a corporation existing when such corporation becomes a subsidiary;

(2) liens existing on the date of issuance of the first debt security of the particular series;

(3) liens existing on property when the property was acquired;

(4) liens to secure debt incurred prior to, at the time of or within 12 months after the acquisition of restricted property or the completion of the construction, alteration, repair or improvement of restricted property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and liens to the extent they secure debt in excess of such purchase price or cost and for the payment of which recourse may be had only against such restricted property;

(5) certain liens in favor of or required by contracts with governmental entities;

(6) any lien securing debt of a subsidiary owing to us or to another subsidiary;

(7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in clauses (1) through (6) above, inclusive, so long as (i) the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and (ii) the lien is limited to the same property subject to the lien so extended, renewed or replaced (and improvements on the property); and

(8) any lien that would not otherwise be permitted by clauses (1) through (7) above, inclusive, securing debt which, together with:

•	the aggregate outstanding principal amount of all other debt of ours and our subsidiaries owning restricted property which would otherwise be subject to the foregoing restrictions, and

•	the aggregate value of existing sale and leaseback transactions which would be subject to the foregoing restrictions absent this clause,

does not exceed 15% of our consolidated net tangible assets.

Limitation on Sale and Leaseback Transactions.  We will not, and will not permit any of our subsidiaries owning restricted property to, enter into any sale and leaseback transaction unless:

(1) our company or such subsidiary could incur debt, in a principal amount at least equal to the value of such sale and leaseback transaction, secured by a lien on the property to be leased (without equally and ratably securing the debt securities) because such lien would be of a character that no violation of the covenant described under “— Limitations on Liens” above would result; or

(2) we apply, during the six months following the effective date of the sale and leaseback transaction, an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of funded debt or to the acquisition of restricted property.

Definitions of Certain Terms

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“consolidated net tangible assets” means the total assets (less applicable reserves and other properly deductible items) less current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and all goodwill, tradenames, trademarks, patents, unamortized debt discount and other like intangible assets, all as set forth on our most recent consolidated balance sheet determined in accordance with generally accepted accounting principles.

•	“funded debt” means our indebtedness or the indebtedness of a subsidiary owning restricted property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under generally accepted accounting principles and in each case ranking at least pari passu with the debt securities.

•	“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture.

•	“restricted property” means

•	any manufacturing facility (or portion thereof) owned or leased by us or any of our subsidiaries and located within the continental United States which, in the opinion of our board of directors (or a committee thereof), is of material importance to our business and the business of our subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value, before deducting accumulated depreciation, is less than 2% of our consolidated net tangible assets; or

•	any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.

•	“sale and leaseback transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any restricted property which has been or is to be sold or transferred by us or such subsidiary to such person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between subsidiaries, (3) leases of a restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

•	“subsidiary” means any corporation more than 50% of the voting stock of which shall at the time be owned by us or by one or more subsidiaries or by us and one or more subsidiaries, but shall not include any corporation of which we and/or one or more subsidiaries owns directly or indirectly less than 50% of the outstanding stock of all classes having ordinary voting power for the election of directors but more than 50% of the outstanding shares of stock of a class having by its terms ordinary voting power as a class to elect a majority of the board of directors of such corporation.

•	“value” means, with respect to a sale and leaseback transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any original issue discount securities) which are outstanding on the effective date of such sale and leaseback transaction.

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico and elsewhere in the world are excluded from the operation of the covenants described above.

There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision which restricts us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

Events of Default

The indenture provides that, with respect to any series of debt securities, an event of default includes:

•	failure to pay interest when due on any debt securities of such series, continued for 30 days;

•	failure to pay principal or premium, if any, when due (whether at maturity, declaration or otherwise) on any debt securities of such series;

•	failure to observe or perform any of our covenants in the indenture or the debt securities of such series (other than a covenant included in the indenture or the debt securities solely for the benefit of a series of debt securities other than such series), continued for 60 days (except in the case of a violation of the covenant described below under “— Merger or Consolidation”) after written notice from the trustee or the holders of 25% or more in aggregate principal amount, of debt securities of such series outstanding thereunder;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default as may be specified for such series.

The indenture provides that if an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of 25% or more in aggregate principal amount of debt securities of such series outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately. However, if all defaults with respect to the debt securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due, the holders of a majority in aggregate principal amount of the debt securities of such series outstanding may waive the default and rescind the declaration and its consequences.

The indenture provides that the holders of a majority in aggregate principal amount of the debt securities of any series outstanding under the indenture may, subject to certain exceptions, direct the trustee as to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred upon the trustee. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may on behalf of all holders of debt securities of such series waive any past default and its consequences with respect to debt securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the debt securities of such series.

Holders of any debt securities of any series may not institute any proceeding to enforce the indenture or any remedy thereunder unless the trustee shall have failed to act for 60 days after a request and offer of reasonable indemnity by the holders of 25% or more in aggregate principal amount of the debt securities of such series outstanding. However, the right of any holder of any security of any series to enforce payment of the principal of or premium, if any, or interest, if any, on his debt securities when due shall not be impaired without the consent of such holder.

The trustee is required to give the holders of any security of any series notice of default with respect to such series known to it within 90 days after the happening of the default, unless cured before the giving of such notice. However, except for defaults in payments of the principal of or premium, if any, or interest, if any, on the debt securities of such series, the trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the debt securities of such series.

We are required to deliver to the trustee each year an officers’ certificate stating whether such officers have obtained knowledge of any default by our company in the performance of all covenants and, if so, specifying the nature of such default.

Merger or Consolidation

The indenture provides that without the consent of the holders of any of the outstanding debt securities under the indenture, we may consolidate with or merge into, or transfer or lease substantially all of our assets to, any domestic corporation, association, company or business trust (as used in this subsection, a “corporation”), provided:

•	the successor corporation assumes all of our payment obligations under the debt securities and the performance of all of our other covenants under the indenture; and

•	certain other conditions described in the indenture are met.

Discharge, Legal Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice) by irrevocably depositing with the trustee, in trust, funds in the currency or currencies in which those debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal, premium, if any, and interest to the date of that deposit (if those debt securities have become due and payable) or to the maturity date, as the case may be.

At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer and exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture if:

(1) we have deposited with the trustee, in trust, money, and in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign currency government securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and either U.S. government securities or foreign currency government securities, as the case may be, in an amount sufficient to pay in the currency in which the debt securities are payable all the principal of and premium, if any, and interest on the debt securities on the date such payments are due in accordance with the debt securities;

(2) (i) no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit, (ii) no event of default relating to our bankruptcy, insolvency or reorganization, or event which with notice or lapse of time or both would become such an event of default, shall have occurred within 90 days after the date of such deposit and (iii) such deposit and discharge will not result in any default or event of default under any material indenture, agreement or other instrument binding upon us or any of our properties; and

(3) we have delivered to the trustee an opinion of counsel to the effect that such deposit and discharge will not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax in the same amounts, manner and time had such deposit and discharge not occurred.

Governing Law

The indenture and the debt securities for all purposes will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities in four ways: (1) to or through underwriters; (2) to or through dealers; (3) through agents; and (4) directly or through our subsidiaries to purchasers. If we sell the debt securities directly or through our subsidiaries to purchasers, we will only do so if our employees and other associated persons acting on our behalf in connection with the sale of the debt securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.

We may distribute debt securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices, or (4) at negotiated prices.

If underwriters are used in the offering of debt securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of those debt securities under circumstances entitling that firm to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (i) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters generally will be obligated to purchase all debt securities of any series if any are purchased.

We also may sell debt securities to a dealer as principal. If we sell debt securities to a dealer as a principal, then the dealer may resell those debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Debt securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of the debt securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the debt securities among potential purchasers who are eligible to participate in the auction of such debt securities, if so described in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the debt securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.

Underwriters, dealers and agents may engage in transactions with us, or perform services for us in the ordinary course of business.

In connection with the original issuance of debt securities issued as bearer securities, in order to meet the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D), each underwriter, dealer and agent will agree to certain restrictions in connection with the original issuance of such debt securities. Such restrictions will be described in the applicable prospectus supplement.

Offers to purchase debt securities may be solicited directly by us or through our subsidiaries and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

In order to facilitate an offering of debt securities, any underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, any underwriter may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these debt securities or of any other debt securities, any underwriter may bid for, and purchase, the debt securities or any other debt securities in the open market. Finally, in any offering of debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these debt securities, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Sidley Austin llp, New York, New York, and for any underwriters by counsel as may be specified in applicable prospectus supplements. In rendering such opinion, Sidley Austin llp will be relying as to matters of Indiana law upon the opinion of Bronwen Mantlo, our Associate General Counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.